UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

 CASI Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CASI PHARMACEUTICALS, INC.

Notice of Annual Meeting of Stockholders

Date:	Wednesday, May 25, 2022

Time:	9:00 a.m., local time

Place:	Hilton Garden Inn 14975 Shady Grove Road Rockville, MD 20850

Purposes:	1.	To elect two directors;
	2.	To ratify the appointment of KPMG Huazhen LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
3.

To approve the proposal to authorize our Board of Directors, in its discretion but no later than the one-year anniversary of the 2022 annual meeting of stockholders (the “Annual Meeting”), to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock and treasury shares, at a ratio in the range of 1-for-2 to 1-for-20, such ratio to be determined by the board of directors and included in a public announcement (the “Reverse Stock Split Proposal”); and

	4.	To consider and take action upon such other matters as may properly come before the Annual Meeting or any postponement or adjournment thereof.
Who Can Vote:	Stockholders at the close of business on April 4, 2022.

Our Board of Directors has fixed April 4, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

We intend to hold our Annual Meeting in person at the location specified above. We will continue to monitor the coronavirus (“COVID-19”) situation and will follow all national and local government protocols. If you are planning to attend the Annual Meeting, please check our website (www.casipharmaceuticals.com) one week prior to the meeting date. As always, we encourage you to vote your shares prior to the Annual Meeting.

Details regarding the matters to be acted upon at the Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT

You are cordially invited to attend the Annual Meeting. Whether or not you expect to attend, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly. Stockholders who execute proxies retain the right to revoke them at any time prior to the voting thereof. A return envelope, which requires no postage if mailed in the United States, is enclosed for your convenience.

In particular, our Board of Directors has approved the Reverse Stock Split Proposal to help ensure that the share price of our common stock meets the continued listing requirements of The Nasdaq Capital Market. The delisting of our common stock from Nasdaq would likely have serious consequences for the Company and our stockholders.

By Order of the Board of Directors,
/s/ Wei-Wu He
Dr. Wei-Wu He
April 15, 2022	Chairman and CEO

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2022

This Proxy Statement relating to the 2022 Annual Meeting of Stockholders and the Annual Report to Stockholders on Form 10-K for the year ended December 31, 2021 are also available for viewing, printing and downloading at www.casipharmaceuticals.com.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To be held on May 25, 2022

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of CASI Pharmaceuticals, Inc., a Delaware corporation (the “Company”, “we”, “us”, “our” and like expressions), the principal executive offices of which are located at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, for the Annual Meeting of Stockholders (the “Annual Meeting”).

The Annual Meeting will be held at the Hilton Garden Inn, 14975 Shady Grove Road, Rockville, MD 20850 on May 25, 2022, at 9:00 a.m. (local time) and for any postponement, or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Written notice of such revocation should be forwarded directly to the Secretary of the Company at the Company’s executive offices. Attendance at the Annual Meeting will not have the effect of revoking the proxy unless written notice is given or the stockholder votes by ballot at the Annual Meeting.

We intend to hold our Annual Meeting in person at the location specified above. We will continue to monitor the coronavirus (“COVID-19”) situation and will follow all national and local government protocols. If it is not possible or advisable to hold the Annual Meeting at the location specified above in person, we will announce on our website (www.casipharmaceuticals.com) and other sites, as required, appropriate alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting at an alternative location or by means of remote communication.

If the enclosed proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the specified directions and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy returned on which no direction is specified will be voted in favor of the actions described in this Proxy Statement, including:

•	the election of the director nominees set forth under the caption “Election of Directors;”

•	the ratification of the appointment of KPMG Huazhen LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022; and

•	the approval of the proposal to authorize our Board of Directors, in its discretion but no later than the one-year anniversary of the Annual Meeting, to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock and treasury shares, at a ratio in the range of 1-for-2 to 1-for-20, such ratio to be determined by the board of directors and included in a public announcement (the “Reverse Stock Split Proposal”).

The approximate date on which this Proxy Statement and the accompanying form of proxy will first be mailed or given to the Company’s stockholders is April 25, 2022. Pursuant to rules promulgated by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by posting our proxy materials on the Internet. This Proxy Statement and our 2021 Annual Report to Stockholders on Form 10-K are available at www.casipharmaceuticals.com.

All references in this Proxy Statement to “the Company,” “we,” “our,” and “us” mean CASI Pharmaceuticals, Inc. Please note that the Company qualifies as a “smaller reporting company” for the fiscal year ended December 31, 2021 under the applicable rules of the SEC. Accordingly, this Proxy Statement reflects the scaled disclosure requirements available to smaller reporting companies.

Your vote is important.

Whether or not you plan to attend the Annual Meeting, please sign and return the accompanying proxy card so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes.

Frequently Asked Questions

Q:	Why am I receiving this Proxy Statement and proxy card?

A:

You are receiving a Proxy Statement and proxy card from us because you own shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the record date. This Proxy Statement describes issues on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision.

Rui Zhang and Alexander Zukiwski were named by the Board of Directors as proxy holders. Ms. Zhang and Dr. Zukiwski will vote all proxies, or record an abstention or withheld vote, in accordance with the directions on the proxy. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the meeting, please complete, sign and return your proxy card in advance of the meeting just in case you are unable to attend. You can always decide to vote in person. If no contrary direction is given, the shares will be voted as recommended by the Board of Directors.

Q:	What is the record date?

A:	The record date is April 4, 2022. Only holders of record of Common Stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares are outstanding?

A:	As of the record date, the Company had 136,062,495 shares of Common Stock outstanding.

Q:	What am I voting on?

A:	You are being asked to vote on the election of two directors to the terms described in the Proxy Statement, the ratification of KPMG Huazhen LLP as the independent registered public accounting firm of the Company, the Reverse Stock Split Proposal, and such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

Q:	How does the Board of Directors recommend I vote?

A:

Please see the information included in the proxy statement relating to the proposals to be voted on. Our Board of Directors unanimously recommends that you vote:

1.   “FOR” the nominees to the Board of Directors;

2.   “FOR” ratification of KPMG Huazhen LLP as our independent registered public accounting firm; and

3.   “FOR” the Reverse Stock Split Proposal.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:	Other than the items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting in accordance with Delaware law and our Bylaws.

Q	Who can answer questions about voting?

If you have any questions about how to vote or direct a vote with respect to your shares of common stock, you may call Georgeson, the Company’s proxy solicitor at (866) 413-5901 (toll free).

Q:	How do I vote?

A:	You may either vote by mail or in person at the Annual Meeting. To vote by mail, please sign your proxy card and mail it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the proxy card, your shares will be voted in accordance with your instructions. If you return a signed card but do not provide voting instructions, your shares will be voted based on the recommendations of the Board of Directors. We will pass out written ballots to anyone who wants to vote at the Annual Meeting. If you hold your shares through a brokerage account and do not have a physical share certificate, you must request a legal proxy from your stockbroker in order to vote at the Annual Meeting.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stockbrokers. Please sign and return all proxy cards to ensure that all your shares are voted.

Q:	How many votes do you need to hold the Annual Meeting?

A:	A majority of the Company’s outstanding shares of Common Stock as of the record date must be present at the Annual Meeting, in person or in proxy, in order to hold the Annual Meeting and conduct business. This is called a quorum. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What is the voting requirement to approve the proposals?

A:

In order for a director to be elected, he must receive the affirmative vote of a plurality of the shares voted. In other words, the two nominees receiving the greatest number of affirmative votes cast will be elected. Abstentions and broker non-votes will not have an effect on the outcome of the election of directors.

Ratification of the appointment of KPMG Huazhen LLP as our independent registered public accounting firm also requires the affirmative vote of the majority of shares present or represented and entitled to vote. Abstentions are counted as votes present and entitled to vote and have the same effect as votes “against” the proposal.

The approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split as set forth in the Reverse Stock Split Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our Common Stock as of the Record Date. Abstentions and broker non-votes are counted as votes present and entitled to vote and have the same effect as votes “against” the Reverse Stock Split Proposal.

Q:	What are broker non-votes? If my shares are held in street name by my broker, will my broker vote my shares for me?

A:

In the United States, the majority of public company stockholders hold their shares through a bank, broker, trustee or other nominee, rather than directly in their own name. When shares are so held, the stockholder is considered the “beneficial owner” of shares held in “street name” and the broker will request voting instructions from the beneficial owner. Generally, broker non-votes occur when shares held by a broker, bank, or other nominee in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker, bank, or other nominee (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares with respect to that particular proposal.

•     Non-Discretionary Items. The election of directors (Proposal 1) is a non-discretionary item and may not be voted by banks, brokers or other nominees that have not received specific voting instructions from beneficial owners. If you have not specifically instructed your bank, broker or other nominee how to vote your shares on any of these proposals, your shares will not be voted on that matter.

•     Discretionary Items.   The ratification of the appointment of KPMG Huazhen LLP as our independent registered public accounting firm (Proposal 2) and the Reverse Stock Split Proposal (Proposal 3) are each a discretionary item. Generally, banks, brokers or other nominees that do not receive specific voting instructions from beneficial owners may vote on this proposal at their discretion.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes. You may revoke your proxy at any time before its exercise. You may also revoke your proxy by voting in person at the Annual Meeting. If your shares are held in street name, you must contact your brokerage firm or bank to change your vote or obtain a proxy to vote your shares if you wish to cast your vote in person at the Annual Meeting.

Q:	How are votes counted?

A:	Voting results will be tabulated and certified by our transfer agent, American Stock Transfer & Trust Company.

Q:	Where can I find the voting results of the Annual Meeting?

A:

Preliminary voting results will be announced at the Annual Meeting. We will report final voting results in a Current Report on Form 8-K, which we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

You can obtain a copy, at no charge, of such Current Report on Form 8-K or any of our SEC reports:

•   by contacting our corporate offices via phone at (240) 864-2643 or by email at ir@casipharmaceuticals.com; or

•   through the SEC via their website: www.sec.gov.

VOTING SECURITIES

Holders of record of shares of the Company’s Common Stock as of the close of business on April 4, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting on all matters. On the Record Date, the Company had outstanding 136,062,495 shares of Common Stock. Each outstanding share is entitled to one vote upon all matters to be acted upon at the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote on any matter and represented at the Annual Meeting, in person or by proxy, shall constitute a quorum.

Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

For the election of directors, you have the option to vote “For” or “Withhold” authority to vote for any of the director nominees. Assuming a quorum is present, the affirmative vote of a plurality of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect director nominees. That means that the two director nominees with the most votes will be elected. If you “Withhold” authority to vote on any or all nominees, your vote will have no effect on the outcome of the election. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will not have discretionary authority with respect to the proposal to elect directors and will therefore provide a “broker non-vote.” Because broker non-votes are not deemed votes cast, they will not affect the outcome of the election of director nominees.

For the ratification of the appointment of KPMG Huazhen LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022, you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to approve this proposal. If you “Abstain” from voting on this proposal, your shares will be counted as present and entitled to vote and your vote will have the same legal effect as a vote “against” the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will have discretionary authority to vote your shares with respect to this proposal.

For the approval of the amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split as set forth in the Reverse Stock Split Proposal, you have the option to vote “For,” “Against” or “Abstain” from voting. Assuming a quorum is present, the affirmative vote of a majority of the shares of Common Stock cast in person or represented by proxy at the Annual Meeting and entitled to vote is necessary to approve this proposal. If you “Abstain” from voting on this proposal, your shares will be counted as present and entitled to vote and your vote will have the same legal effect as a vote “against” the proposal. If you hold your shares in “street name” and do not provide instructions to your broker, your broker will have discretionary authority to vote your shares with respect to this proposal.

However, we understand that certain brokerage firms have elected not to vote even on “routine” matters without your voting instructions. If your broker or other nominee has made this decision and you do not provide voting instructions, your vote will not be cast and will have the effect of votes against the ratification and appointment of KPMG Huazhen LLP as our independent registered public accounting firm and the Reverse Stock Split Proposal. Accordingly, we urge you to direct your broker or other nominee how to vote by returning your voting materials as instructed or by obtaining a proxy from your broker or other nominee in order to vote your shares in person at the special meeting.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT. In particular, our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our Common Stock meets the continued listing requirements of The Nasdaq Capital Market. The delisting of our Common Stock from Nasdaq would likely have very serious consequences for the Company and our stockholders.

The Company is not currently aware of any matters that will be brought before the Annual Meeting (other than procedural matters) that are not referred to in the enclosed Notice of Annual Meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL HOLDERS

The following table sets forth the beneficial ownership of the Common Stock as of April 1, 2022 for (i) each director (including nominees), (ii) each named executive officer named in the Summary Compensation Table, (iii) all directors (including nominees) and executive officers of the Company as a group, and (iv) each person or group known by us to beneficially own more than 5% of our outstanding stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percentage of Common Stock Outstanding
Directors:
Quan Zhou, Ph.D.	10,128,723	(2)(3)	7.36%
James Huang	689,593	(2)	*
Y. Alexander Wu, Ph.D.	424,529	(2)	*
Rajesh C. Shrotriya, MD	376,557	(2)	*
Franklin C. Salisbury, Jr.	399,529	(2)	*

Named Executive Officers:
Wei-Wu He, Ph.D., Chairman and CEO	26,731,994	(2)(4)	18.34%
Wei (Larry) Zhang, President	870,153	(2)	*
Alexander A. Zukiwski, MD, EVP & Chief Medical Officer	400,000	(2)	*

All executive officers and directors as a group (8 persons)(2)	40,021,078	(2)	26.59%

More than 5% Beneficial Owners:
IDG-Accel China and affiliated entities(5) Unit 1509, The Center 99 Queen’s Road, Central, Hong Kong	9,773,370		7.12%

Sparkle Byte Limited(6) 6/F, Tower A, COFCO Plaza 8 Jianguomennei Avenue Beijing, 100005, China	10,198,518		7.50%

Wealth Strategy Holdings Limited(7) Level 12, International Commerce Centre 1 Austin Road West, Kowloon, Hong Kong	9,458,258		6.93%

Emerging Technology Partners LLC(8) 4919 Rebel Ridge Drive Sugar Land, TX 77478	12,207,986		8.89%

Federated Hermes, Inc.(9) 1001 Liberty Avenue Pittsburgh, PA 15222	10,150,000		7.46%

(1)	Beneficial ownership is defined in accordance with the rules of the SEC and the information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the person or entity has sole or shared voting power or investment power and also any shares that the person or entity can acquire within 60 days of April 1, 2022 through the exercise of any stock option or other right. For purpose of computing the percentage of outstanding shares of Common Stock held by each person or entity, any shares that the person or entity has the right to acquire within 60 days after April 1, 2022, are deemed to be outstanding with respect to such person or entity but are not deemed to be outstanding for the purpose of computing the percentage of ownership of any other person or entity. Unless otherwise noted, each individual has sole voting and investment power with respect to the shares shown in the table above. The address for each person set forth above, unless otherwise noted, is c/o CASI Pharmaceuticals, Inc., 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850.

(2)	Includes shares issuable upon exercise of options and warrants which are exercisable within 60 days of April 1, 2022, in the following amounts: Wei-Wu He, 9,694,581 (including 1,234,567 shares underlying warrants through ETP Global Fund L.P.); James Huang, 689,402; Y. Alexander Wu, 424,529; Franklin C. Salisbury, 399,529; Rajesh Shrotriya, 376,557; Quan Zhou, 1,589,920 (including 1,234,567 shares underlying warrants through IDG-Accel China and affiliated entities); Wei (Larry) Zhang, 850,000; Alexander Zukiwski, 400,000; and all executive officers and directors as a group, 14,424,518.

(3)	Includes 9,773,370 shares beneficially held by IDG-Accel China and affiliated entities as to which Dr. Zhou disclaims beneficial ownership.

(4)	Includes 441,072 shares beneficially held by Emerging Technology Partners, LLC, 8,766,914 shares beneficially held by ETP Global Fund. L.P., 3,000,000 shares beneficially held by ETP BioHealth III Fund, L.P., and 500,000 shares beneficially owned by Huiying Memorial Foundation.

(5)	Number of shares and percentage of Common Stock outstanding are based on the books and records of the Company. According to information provided by IDG in a Schedule 13D Amendment filed on March 20, 2018, the following persons have sole voting and dispositive power and shared voting and dispositive power over the shares indicated in the table below: (i) IDG-Accel Growth, (ii) IDG-Accel Investors, (iii) IDG-Accel China Growth Fund III Associates L.P., an exempted Cayman Islands limited partnership and the sole general partner of IDG-Accel Growth (“IDG-Accel Associates”), (iv) IDG-Accel China Growth Fund GP III Associates, Ltd., an exempted Cayman Islands limited company (“IDG-Accel GP,” and collectively with IDG-Accel Growth, IDG-Accel Investors and IDG-Accel Associates, “IDG-Accel”), and the sole general partner of each of IDG-Accel Investors and IDG-Accel Associates, (v) Chi Sing Ho, an individual, and director and shareholder of IDG- Accel GP, and (vi) Quan Zhou, an individual, director and shareholder of IDG-Accel GP:

	Sole Power to	Shared Power to	Sole Power to	Shared Power to
	Vote/Direct Vote	Vote/Direct Vote	Dispose/Direct Disposition	Dispose/Direct Disposition
IDG-Accel Growth	9,126,375	646,995	9,126,375	646,995
IDG-Accel Investors	646,995	9,126,375	646,995	9,126,375
IDG-Accel Associates	9,126,375	646,995	9,126,375	646,995
IDG-Accel GP	9,773,370	0	9,773,370	0
Chi Sing Ho	0	9,773,370	0	9,773,370
Quan Zhou	75,000	9,773,370	75,000	9,773,370

(6)	According to a Schedule 13D Amendment filed with the SEC on November 14, 2018, the record owner of these shares is Sparkle Byte Limited. By virtue of holding 100% of the equity interest of Sparkle Byte Limited, Snow Moon Limited may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of holding 100% of the equity interest of Snow Moon Limited, Tianjin Jingran Management Center (Limited Partnership) may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the general partner of Tianjin Jingran Management Center (Limited Partnership), He Xie Ai Qi Investment Management (Beijing) Co., Ltd. may be deemed to have sole voting and dispositive power with respect to these shares. By virtue of being the shareholders and/or directors of He Xie Ai Qi Investment Management (Beijing) Co., Ltd., Jianguang Li, Dongliang Lin, Fei Yang and Hugo Shong may be deemed to have shared voting and dispositive power with respect to these shares.

(7)	Beneficial ownership is based on the books and records of the Company. According to a Schedule 13G filed on October 11, 2018 and amendments to the Schedule 13G filed on February 19, 2020 by Wealth Strategy Holding Limited (“WSH”), WSH has sole voting power and dispositive power over the shares.

(8)	Beneficial ownership is based on the books and records of the Company and based in part on a Schedule 13D filed on January 12, 2018, a Schedule 13D/A filed on April 4, 2018, a second amendment to Schedule 13D/A filed on March 24, 2020, a third amendment to Schedule 13D/A filed on July 29, 2020, a fourth amendment to Schedule 13D/A filed on February 3, 2021, and a fifth amendment to Schedule 13D/A filed on November 23, 2021. Emerging Technology Partners, LLC (“ETP”), a Delaware limited liability company, is the general partner of ETP Global Fund L.P. (“ETP Global”), a Delaware limited partnership. ETP also is the general partner of ETP BioHealth III Fund, L.P. (“ETP BioHealth”), a Delaware limited partnership. ETP Global has shared voting and dispositive power with respect to 8,766,914 shares of Common Stock. ETP BioHealth has shared voting and dispositive power with respect to 3,000,000 shares of Common Stock. ETP has shared voting and dispositive power with respect to 12,207,986 shares of Common Stock, including 441,072 shares of which ETP is the direct beneficial owner. Dr. He, as founder and managing partner of each of ETP and ETP Global, may be deemed the indirect beneficial owner of the 12,207,986 shares of Common Stock owned by ETP, ETP Global and ETP BioHealth.

(9)	Based solely on a Schedule 13G filed on February 14, 2022 jointly by Federated Hermes, Inc. and Voting Shares Irrevocable Trust, each of which has sole voting and dispositive power with respect to 10,150,000 shares, and Thomas R. Donahue, Rhodora J. Donahue and J. Christopher Donahue, each of whom has shared voting and dispositive power with respect to 10,150,000 shares.

* Represents less than 1% of the Common Stock outstanding.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors currently consists of six members and is divided into three classes with terms currently expiring at the Annual Meeting and the annual meetings of stockholders to be held in 2023 and 2024. At the Annual Meeting, two directors will be elected by the stockholders to serve the terms described herein.

Upon the recommendation of the independent members of the Board of Directors, the Board of Directors recommends that Dr. Zhou and Mr. Huang be elected as directors of the Company, and it is intended that the accompanying proxy will be voted FOR the election of Dr. Zhou and Mr. Huang as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote (unless authority has been withdrawn) for the election of such person as shall be designated by the independent members of the Board of Directors.

Dr. Zhou and Mr. Huang currently serve as directors of the Company and have consented to being named in this Proxy Statement and to serve if elected.

The following table sets forth each nominee to be elected at the Annual Meeting, our continuing directors, the year each such nominee or director was first elected a director, the positions with the Company currently held by the nominee or director and the year the nominee’s or director’s current term will expire:

Nominee’s or Director’s Name and Year First Became a Director	Position(s) with the Company	If Elected, Year Term will Expire
James Huang – 2013	Director	2025
Quan Zhou, Ph.D. – 2016	Director	2025
Continuing Directors:	Position(s) with the Company	Year Term will Expire
Franklin Salisbury, Jr. – 2014	Director	2023
Y. Alexander Wu, Ph.D. – 2013	Director	2023
Wei-Wu He, Ph.D. – 2012	Chairman and CEO	2024
Rajesh C. Shrotriya, MD – 2014	Director	2024

Vote Required

Election of a director requires the affirmative vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the meeting. This means that each nominee will be elected if he receives more affirmative votes than votes withheld for such nominee. Broker non-votes will not affect the outcome of the election.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINATED DIRECTORS AND SIGNED PROXIES THAT ARE RETURNED WILL BE SO VOTED UNLESS OTHERWISE INSTRUCTED ON THE PROXY CARD.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the director nominees to be elected at the Annual Meeting, the continuing directors and the executive officers of the Company, their ages, and the positions currently held by each such person with the Company as of April 1, 2022.

Name	Age	Positions
Director Nominees for Election:
James Huang(3)	56	Director
Quan Zhou, Ph.D.(4)	64	Director

Continuing Directors:
Wei-Wu He, Ph.D.	56	Chairman and CEO
Rajesh C. Shrotriya, MD	78	Director
Franklin C. Salisbury, Jr.(1)(2)	66	Director
Y. Alexander Wu, Ph.D.(1)(2)	58	Director

Executive Officers:
Wei-Wu He, Ph.D.	56	Chairman & CEO
Wei (Larry) Zhang	63	President
Alexander A. Zukiwski, MD	64	EVP & Chief Medical Officer

(1)	Member of Compensation Committee
(2)	Member of Audit Committee
(3)	Chairman of Audit Committee
(4)	Chairman of Compensation Committee.

Set forth below is a brief description of the principal occupation and business experience of each nominee and continuing director, as well as the summary of our views as to the qualifications of each nominee and continuing director to serve on the Board of Directors and each board committee of which he is a member. Our views are informed not only by the current and prior employment and educational background of our directors, but also by the Board of Directors’ experience in working with their fellow directors. Each director has had the opportunity to assess the contributions that the directors have made to our Board of Directors as well as their industry knowledge, judgment and leadership capabilities.

Nominees for Election

James Huang. Mr. Huang has been a director of the Company since April 2013. Mr. Huang joined Kleiner Perkins China, a venture capital company, as a managing partner in 2011 and focuses on the firm’s life sciences practice. Mr. Huang is also managing partner of Panacea Venture, a global healthcare venture capital company he founded in 2017. His main investment interests are innovative and transformative early and growth stage healthcare companies. Mr. Huang has made more than 31 global investments since 2007. Before Kleiner Perkins and Panacea Venture, James was a managing partner at Vivo Ventures, a venture capital firm specializing in life sciences investments. While at Vivo, James led numerous investments in China. Before joining Vivo in 2007, James was president of Anesiva, a biopharmaceutical company focused on pain-management treatments. During his 20-year career in the pharmaceutical and biotech industry, he also held senior roles in business development, sales, marketing and R&D with Tularik Inc. (acquired by Amgen), GlaxoSmithKline LLC, Bristol-Meyers Squibb and ALZA Corp. (acquired by Johnson & Johnson). Mr. Huang is Chairman of the Board at Ziopharm Oncology, Windtree Therapeutics, Eden Biologics, TriArm Therapeutics, Tactiva Therapeutics, Chime Biologics and XW Pharma and Director at Orion Biotech, Kindstar Global and Asian Pacific Medical. James received an M.B.A. from the Stanford Graduate School of Business and a B.S. degree in chemical engineering from the University of California, Berkeley. Mr. Huang’s deep experience and numerous contacts with a large number of life science companies, extensive industry knowledge in both U.S. and China, business development expertise, coupled with his financial background, provides significant abilities to guide the Company as a member of the Board of Directors as well as serving as Chair of the Audit Committee.

Quan Zhou, Ph.D. Dr. Zhou served from the mid-1990’s as president of IDG Technology Venture Investment, Inc. until 2012, and he has been acting for over 20 years as a managing member of the general partner of IDG Technology Venture Investments, LP and its successor funds. Since 2005, Dr. Zhou has served as a director of the general partner of each of IDG-Accel China Growth Fund 1, IDG-Accel China Capital Fund I and their respective successor funds. Dr. Zhou is also currently acting as a director of the general partner of IDG China Venture Capital IV LP and IDG China Capital Fund III LP and has been serving as the president and director of IDG VC Management Ltd since 2012. Dr. Zhou is a member of the board of directors of a number of private and listed companies including CosmoChina Limited, COFCO Womai Limited and Circle Internet Financial Limited, Yirendai Ltd (NYSE: YRD). Dr. Zhou received a bachelor’s degree in chemistry from China Science and Technology University, a master’s degree in chemical physics from the Chinese Academy of Sciences and a Ph.D. degree in fiber optics from Rutgers University. Dr. Zhou’s qualifications to serve on the Board of Directors, as well as serving as the Chair of the Compensation Committee, include his substantial and successful financing, business and operation experience.

Continuing Directors

Wei-Wu He, Ph.D. Dr. He has served as Chairman and CEO since April 2, 2019. Dr. He served as Executive Chairman of the Company from February 23, 2018 to April 2, 2019, as Chairman of the Company from May 2013 to February 23, 2018, and as Executive Chairman from February 2012 to May 2013. Dr. He has been serving as Executive Chairman of Human Longevity Inc. (a privately-held biotechnology firm specializing in combining DNA sequencing with machine learning) since July 2019. He also is the founder and General Partner of Emerging Technology Partners, LLC, a life sciences focused venture fund established in 2000. Dr. He has been involved in founding or funding over 20 biotech companies throughout his career, some of which went on to be acquired by significantly larger firms. In the earlier part of his career, Dr. He was one of the first few scientists at Human Genome Sciences, and prior to that, was a research fellow at Massachusetts General Hospital and Mayo Clinic. Dr. He is an author to more than 25 research publications and inventor of over 30 issued patents. Dr. He received his Ph.D. from Baylor College of Medicine and MBA from The Wharton School of University of Pennsylvania. We believe that as a seasoned leader in the biotechnology industry and demonstrated financing and business acumen in both the United States and China, Dr. He adds valuable insight and expertise to the Board of Directors. Dr. He’s knowledge of the drug development process provides valuable insight to the Company. His leadership skills, strategic analysis, industry knowledge and substantial experience in the biotech sector give him the qualifications and skills to serve as a director and the Chairman of the Company.

Rajesh C. Shrotriya, MD. Dr. Shrotriya has been a director of the Company since September 2014. From 2000 until 2017, he was President and Chief Operating Officer and Chief Executive Officer of Spectrum Pharmaceuticals, a biopharmaceutical company. He is also a Trustee of the UNLV Foundation. Prior to joining Spectrum, from September 2000 to August 2002, Dr. Shrotriya was President and COO of Neotherapeutics, Inc., and prior to that he was Executive Vice President and Chief Scientific Officer for SuperGen, Inc. and Vice President, Medical Affairs and Vice President, Chief Medical Officer at MGI Pharma, Inc. For 18 years he held various positions at Bristol-Myers Squibb Company, the most recent being Executive Director Worldwide CNS Clinical Research. Dr. Shrotriya’s significant leadership experience in the biopharmaceutical sector, along with his experience as a physician and his expertise in drug development, make him well-qualified to serve on our Board of Directors.

Franklin C. Salisbury, Jr. Mr. Salisbury has been a director of the Company since June 2014. Mr. Salisbury is a co-founder and director of AIM-HI Translational Research, a nonprofit accelerator fund which is an extension of the National Foundation for Cancer Research (NFCR). Prior to AIM-HI, Mr. Salisbury was Chief Executive Officer of the National Foundation for Cancer Research (NFCR) from 1997 to 2018. NFCR is an organization that supports basic science research at universities and research hospitals in order to accelerate new approaches to preventing, diagnosing and treating cancer. Under his leadership, NFCR has forged greater collaboration among scientists at universities, research hospitals, and pharmaceutical companies in the U.S. and China in an effort to bring new and innovative care to cancer patients. Mr. Salisbury also led NFCR to launch several research consortia that have enabled cancer researchers to pool their resources and reduce duplicate efforts, thereby accelerating discoveries being made and reducing the cost of achieving them. Mr. Salisbury also holds a B.A. in economics from Yale, a Juris Doctor, J.D., from the University of Georgia School of Law, a Masters of the Arts degree from the University of Chicago, and an M.Div. from Yale Divinity School. Mr. Salisbury’s leadership experience and significant background in supporting cancer research give him the qualifications and skills necessary to guide the Company’s Board of Directors, including as a member of the Compensation Committee and Audit Committee.

Y. Alexander Wu, Ph.D. Dr. Wu has been a director of the Company since April 2013. From 2006 to 2017, Dr. Wu was co- founder and Chief Executive Officer of Crown Bioscience, Inc., a drug discovery and preclinical research organization in the oncology sector with over 600 employees. The company was acquired by JSR for over $400 million in 2017. Before co-founding Crown Bioscience, Dr. Wu was Chief Business Officer of Starvax International Inc., a biopharmaceutical R&D company focusing on the development of novel therapeutic drugs for the treatment of infectious disease and cancer. Prior to Starvax, he was the Head of Asian Operations with Burrill & Company, a life science venture capital and merchant bank. Dr. Wu also co-founded and was Chief Operating Officer of Unimicro Technologies, a life science instrumentation company. He started his career with Hoffmann-La Roche, where he was Manager of Business Development and Strategic Planning. Dr. Wu obtained his B.S. in biochemistry from Fudan University, China, a M.S. in Biochemistry from the University of Illinois, and a Ph.D. in molecular cell biology and MBA from the University of California, Berkeley. Dr. Wu’s experience in the biopharmaceutical industry and research in the oncology and small molecule areas, practical experience as a senior executive operating in U.S. and China, and entrepreneurial vision makes him uniquely qualified to serve as a Director, as well as a member of the Compensation Committee and Audit Committee.

Executive Officers

The names and biographies of our executive officers, as of April 1, 2022, are set forth below:

Wei-Wu He, Ph.D. See “Management — Continuing Directors” above.

Wei (Larry) Zhang. Mr. Zhang joined the Company in September 2018 as President of CASI (Beijing) Pharmaceuticals Co., Ltd., now known as CASI Pharmaceuticals (China) Co., Ltd. (“CASI China”), which is a subsidiary of the Company, and his role expanded to President of the Company in September 2019 and has more than 20 years management experience in the healthcare and biopharmaceutical industries in the U.S., Asia Pacific, and China. Prior to joining the Company’s Beijing office, Mr. Zhang was Vice President, Head of Public Affairs and Corporate Responsibility at Novartis Group (China) focusing on the public affairs/public relations strategy including initiating Novartis’ China policy focusing on National Medical Product Administration (NMPA) new drug approval reform, IP protection, generic quality consistency evaluation and new regulations on biosimilars. From 2021-2016, he was Chief Executive Officer of Sandoz Pharmaceutical (China), a Novartis Company. Mr. Zhang has also held executive leadership roles with Bayer Healthcare and Baxter International Corporation in the U.S. and Asia Pacific. He holds a bachelor and master degree in nuclear physics from University of Science & Technology of China, an MBA in marketing/finance from the University of California at Los Angeles (UCLA), and received Ph.D. training in political science from University of Utah.

Alexander A. Zukiwski, MD. Dr. Zukiwski joined the Company in April of 2017 as Chief Medical Officer, and he currently serves as Executive Vice President and Chief Medical Officer. Prior to joining the Company, Dr. Zukiwski was Chief Executive Officer and Chief Medical Officer of Arno Therapeutics and has been a Director of Arno Therapeutics (“Arno”) since 2014. At Arno, his responsibilities included leading the clinical development and regulatory affairs teams to support the company’s pipeline. Prior to Arno in 2007, Dr. Zukiwski served as Chief Medical Officer and Executive Vice President of Clinical Research at MedImmune LLC (“MedImmune”). Prior to MedImmune, Dr. Zukiwski held several roles of increasing responsibility at Johnson & Johnson’s (“J&J”) medical affairs and clinical development functions at Johnson & Johnson Pharmaceutical Research & Development LLC (“J&JPRD”); Centocor R&D and Ortho Biotech. Before joining J&J, he served in clinical oncology positions at pharmaceutical companies such as Hoffmann-LaRoche, Glaxo Wellcome and Rhone-Poulenc Rorer. Dr. Zukiwski has more than 21 years of experience in global drug development and supported the clinical evaluation and registration of many successful oncology therapeutic agents, including Taxotere®, Xeloda®, Procrit®/Eprex®, Velcade®, Yondelis®, and Doxil®. He previously served as a Member of Medical Advisory Board at Gem Pharmaceuticals, LLC and served as a Director of Ambit Biosciences Corporation. Dr. Zukiwski holds a bachelor’s degree in pharmacy from the University of Alberta and a Doctor of Medicine degree from the University of Calgary. He conducted his post-graduate training at St. Thomas Hospital Medical Center in Akron, Ohio and the University of Texas MD Anderson Cancer Center.

All executive officers of the Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors currently consists of six members and is divided into three classes.

The Board of Directors affirmatively determined that each of the directors and nominees, with the exception of Dr. Wei-Wu He, our Chairman and CEO, qualify as “independent” as defined by applicable Nasdaq and SEC rules. In making this determination, the Board of Directors concluded that none of these members has a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Dr. He does not serve on any independent committees.

Board of Directors Meetings and Attendance

The Board of Directors of the Company held four regular meetings and three special board meetings during the fiscal year ended December 31, 2021 (“fiscal 2021”). Each director attended 75% or more of the meetings of the Board of Directors and committees of which they were members during fiscal 2021. The Company generally encourages, but does not require, directors to attend the Company’s annual meeting of stockholders. The Company considers the international travel associated with directors attending the annual meeting and the Company’s objective of preserving its cash resources. No directors attended the last annual meeting of stockholders.

Board Committees

The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. For greater efficiency, the Nominating and Corporate Governance Committee was disbanded in 2013 and the committee’s function was delegated to the independent members of the Board of Directors. Each member of these committees is independent as defined under applicable Nasdaq and SEC rules. Each of the Audit and Compensation Committees has a written charter approved by the Board of Directors. The current members of each of the committees are identified below:

Director	Audit	Compensation
Wei-Wu He, Chairman and CEO
James Huang	X (chairman and financial expert)
Quan Zhou		X (chairman)
Franklin C. Salisbury, Jr.	X	X
Rajesh C. Shrotriya
Y. Alexander Wu	X	X

Audit Committee

The primary purpose of the Audit Committee is to oversee: (a) management’s preparation of the financial statements and management’s conduct of the Company’s accounting and financial reporting process, (b) management’s maintenance of the Company’s internal control over financial reporting, (c) the Company’s compliance with legal and regulatory requirements, and (d) the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Audit Committee held four meetings during fiscal 2021.

The Company’s independent registered public accounting firm is ultimately accountable to the Audit Committee in its capacity as a committee of the Board of Directors. The Audit Committee has sole authority and responsibility to appoint, compensate, oversee, evaluate, and, where appropriate, replace the Company’s independent registered public accounting firm. In addition, the Audit Committee must approve any audit and permitted non-audit services to be provided by the Company’s independent registered public accounting firm.

The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.casipharmaceuticals.com. All members of the Audit Committee meet the independence and financial literacy requirements as defined by applicable Nasdaq and SEC rules. The Board of Directors has determined that James Huang, chairman of the Audit Committee, is an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Compensation Committee

The Compensation Committee develops and recommends to the Board of Directors the compensation and benefits of the CEO and other executive officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and administers the Company’s stock option plans. The Compensation Committee also reviews, and if appropriate, approves employment agreements, severance agreements, change in control agreements and provisions, and any special or supplemental benefits for each of our executive officers. The Compensation Committee held three meetings during fiscal 2021. Committee related matters were also discussed at meetings of either the entire Board of Directors or independent executive sessions of the Board of Directors.

The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.casipharmaceuticals.com. All members of the Compensation Committee are “independent” as defined by applicable Nasdaq rules.

Board of Directors Leadership Structure and Role in Risk Oversight

The Board does not believe that mandating a particular structure, such as designating an independent lead director or having a separate Chairman and CEO is necessary to achieve effective oversight. As a result, our board of directors has not designated an independent lead director nor has it designated a separate Chairman and CEO. The Board of Directors believes that Dr. He is the best situated to identify strategic opportunities for our Company and to focus the activities of the Board of Directors due to his commitment to the business and his long tenure with CASI. The Board of Directors also believes that Dr. He’s dual roles as Chairman of the Board and CEO promotes effective execution of our business strategy and facilitates information flow between management and the Board of Directors.

The Board of Directors has ultimate authority and responsibility for overseeing our risk management. The Board of Directors does not have a standing risk committee, but primarily administers its oversight role during meetings of our Board of Directors and its committees. During regular meetings of the Board of Directors, members discuss the operating results for the current fiscal quarter and the status of our product candidates with senior management. These discussions allow the members of the Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our strategic and budgetary goals. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate board committee.

The Compensation Committee is responsible for overseeing risks related to our cash and equity-based compensation programs and practices as well as for evaluating whether our compensation plans encourage participants to take excessive risks that are reasonably likely to have a material adverse effect on the Company. We believe that our executive and employee compensation plans are appropriately structured so as not to incent excessive risk taking and are not reasonably likely to have a material adverse effect on our business.

Director Candidates

The independent members of the Board of Directors identify potential nominees from various sources, including personal contacts and the recommendations of current directors and executive officers. In the past, the Company has used third party consultants to assist in identifying and evaluating potential nominees and the Board of Directors may do so in the future.

The Board of Directors will consider nominees for director recommended by a stockholder. Stockholders who wish to recommend a director nominee for consideration by the independent members of the Board of Directors should submit a nomination in accordance with the procedures outlined in the Company’s Bylaws or other procedures adopted by the Board of Directors, if any. Currently, our Bylaws require stockholders to provide written notice of a proposed nominee to: CASI Pharmaceuticals, Inc., Attn: Secretary, 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, not less than 60, nor more than 90, calendar days before the date on which the previous year’s proxy was mailed. Such notice must include all information specified in our Bylaws relating to the proposed nominee.

The Board of Directors does not have specific, minimum qualifications for nominees and has not established specific qualities or skills that it regards as necessary for one or more of the Company’s directors to possess. In evaluating potential director candidates, the independent members of the Board of Directors may take into account all factors and criteria it considers appropriate, which shall include, among others:

•	whether the director/potential director possesses personal and professional integrity, sound judgment and forthrightness;

•	the director/potential director’s educational, business or scientific experience and other directorship experience;

•	whether the director/potential director assists in achieving a mix of directors that represents a diversity of background and experience;

•	whether the director/potential director, by virtue of particular business, professional or technical expertise, experience or specialized skill relevant to the Company’s current or future business, will add specific value as a member of the Board of Directors;

•	whether the director/potential director meets the independence requirements of Nasdaq listing standards; and

•	whether the director/potential director is free from conflicts of interest with the Company.

There are no differences in the manner in which the Board of Directors evaluates potential director nominees based on whether the potential nominee was recommended by a stockholder or through any other source.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. To carry out its obligations with respect to the proper composition and functioning of the Board of Directors, the independent directors review the qualifications of all directors, evaluating skills and talents to assure a complementary balance of disciplines and perspectives. The independent directors also seek to further enhance the Board of Directors through diversity of experience, as well as gender and ethnic diversity. Through these and other activities, the independent directors seek to assemble a Board of Directors that can responsibly, critically and collegially work through major decisions based on each director’s experience, talent, skills and knowledge.

The below Board Diversity Matrix reports self-identified diversity statistics for the Board of Directors in the format required by Nasdaq rules.

Board Diversity Matrix (as of April 1, 2022)
Total Number of Directors	6
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	0	6	0	0
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian		5
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White		1
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

Executive Sessions of Independent Directors

The independent members of the Board of Directors typically meet in executive sessions following regularly scheduled meetings of the Board of Directors. The Board of Directors continues to meet in closed sessions (without the presence of management) following each regularly scheduled meeting. The Board of Directors holds executive sessions of the independent directors without the presence of our Chairman and Chief Executive Officer, and James Huang, chairman of our Audit Committee, is responsible for leading these executive sessions.

Code of Ethics

The Company has adopted a Code of Ethics, as defined in applicable SEC and Nasdaq rules, which applies to the Company’s directors, officers and employees, including the Company’s principal executive officer and principal financial and accounting officer. The Code of Ethics is available on the Company’s website at www.casipharmaceuticals.com. The Company intends to disclose any amendment to or waiver of a provision of the Code of Ethics that applies to its principal executive officer, principal accounting officer or controller, or persons performing such information on its website.

Communications with the Board of Directors

Any stockholder who wishes to send any communications to the Board of Directors or to individual directors should deliver such communications to the Company’s executive offices, 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, Attn: Investor Relations. Any such communication should indicate whether the communication is intended to be directed to the entire Board of Directors or to a particular director(s), and must indicate the number of shares of Company stock beneficially owned by the stockholder. Our investor relations department will forward appropriate communications to the Board of Directors and/or the appropriate director(s). Inappropriate communications include correspondence that does not relate to the business or affairs of the Company or the functioning of the Board of Directors or its committees, advertisements or other commercial solicitations or communications, and communications that are frivolous, threatening, illegal or otherwise not appropriate for delivery to directors.

DIRECTOR COMPENSATION

In setting director compensation, the Company considers the significant amount of time that directors expended in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the Board of Directors. We compensate our non-employee members of the Board of Directors through a mixture of (i) cash and (ii) equity-based compensation.

For 2021, our non-employee members of the Board of Directors were paid through a mixture of (i) cash and (ii) equity-based compensation. Directors are paid $134,000 annually. Committee chairmen are paid an additional annual fee, ranging from $13,500 to $20,000. Other non-chairman committee members are paid an additional annual fee ranging from $6,500 to $10,000, depending on the committee(s) on which they serve. In order to help the Company conserve cash, it was determined that each director would receive approximately 20 percent of his compensation in cash and the remaining portion would be converted into stock options based on the Black-Scholes-Merton option-pricing method.

2021 Director Compensation

The table below summarizes the compensation paid by the Company to non-employee directors during the fiscal year ended December 31, 2021.

	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Non- Equity Incentive Plan Compensation	All Other Compensation	Total
Name	($)	($)	($)	($)	($)	($)
James Huang	$30,800	—	$123,200	—	—	$154,000
Y. Alexander Wu, Ph.D.	$30,100	—	$120,400	—	—	$150,500
Franklin C. Salisbury, Jr.	$30,100	—	$120,400	—	—	$150,500
Rajesh C. Shrotriya, MD	$26,800	—	$107,200	—	—	$134,000
Quan Zhou, Ph.D.	$29,500	—	$118,000	—	—	$147,500

(1)	The amounts in this column represent the grant date fair value calculated in accordance with ASC 718. There were no stock awards in 2021.
(2)	The amounts in this column represent the grant date fair value of options awarded, as calculated in accordance with ASC 718. Using the Black-Scholes-Merton option-pricing method, fair value was calculated as $1.09 per share, for all Board members. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the year ended December 31, 2021, set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2022.
(3)	As of December 31, 2021, each of the non-employee directors had the following aggregate number of options exercisable for shares of Common Stock: James Huang: 661,145; Y. Alexander Wu: 396,915; Franklin C. Salisbury, Jr.: 371,915; Rajesh C. Shrotriya: 351,970 and Quan Zhou: 328,289.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following summary compensation table includes information concerning compensation for each of our named executive officers during fiscal years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)		Total ($)
Wei-Wu He, Ph.D.	2021	$322,368	$—	—	$9,100,000	(2)	—	$242,991	(3)	$9,665,359
Chief Executive Officer	2020	$577,656	$—	—	$—		—	$241,831		$819,487

Wei (Larry) Zhang	2021	$554,442	$232,439	—	$1,424,000	(2)	—	$344,363	(4)	$2,555,244
President	2020	$437,094	$—	—	$—		—	$278,675		$715,769

Alexander Zukiwski, MD	2021	$451,449	$25,000	—	$666,600	(2)	—	$38,346	(5)	$1,181,395
EVP & Chief Medical Officer	2020	$414,529	$—	—	$—		—	$28,250		$442,779

(1)	The amounts in this column represent the aggregate grant date fair value of these awards as calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 17 to the Company’s audited financial statements for the year ended December 31, 2021, set forth in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2022.
(2)

Includes the value of certain option awards issued in 2021 that will only vest if certain performance-based conditions are achieved (and which performance-based conditions have not yet been achieved or satisfied), with a grant date fair value totaling $4,580,000 for Dr. He; $712,000 for Mr. Zhang; and $361,600 for Dr. Zukiwski.

(3)	Includes 401(k) matching contributions ($14,250), housing allowance for an apartment in Beijing ($120,610), allowance for tuition for pre-college age children ($85,209), and Company paid health insurance ($22,922).
(4)	Includes reimbursement for total annual expenditures, including housing rental, meals, laundry services, and costs for children’s education and language training ($306,841). Also includes Company paid health insurance ($34,189) and 401(k) matching contributions ($3,333).
(5)	Represents 401(k) matching and profit sharing contributions by the Company ($28,500), car allowance ($6,000) and wellness benefit ($3,846).

OUTSTANDING EQUITY AWARDS

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers named above at the fiscal year ended December 31, 2021.

Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date (1)
Wei-Wu He, Ph.D.	4,000,000	(2)	—		$2.85	04/02/2029
Chairman and Chief Executive Officer	—		4,000,000	(3)	$1.73	04/27/2031
	—		4,000,000	(5)	$1.73	04/27/2031
Wei (Larry) Zhang	750,000	(3)	250,000	(3)	$6.95	09/01/2028
President	100,000	(3)	100,000	(3)	$3.35	06/22/2029
	—		800,000	(3)	$1.28	07/24/2031
	—		800,000	(4)	$1.28	07/24/2031
Alexander Zukiwski, MD	300,000	(4)	—		$1.34	04/03/2027
EVP and Chief Medical Officer	100,000	(3)	100,000	(3)	$3.16	12/15/2029
	—		30,000	(6)	$1.52	06/15/2031
	—		30,000	(6)	$1.52	06/15/2031
	—		500,000	(3)	$0.8741	12/02/2031
	—		500,000	(6)	$0.8741	12/02/2031

(1)	The term of each option is ten years.
(2)	Options vested on the second anniversary of the date of grant.
(3)	Options vest as follows: 25% on each of the first, second, third and fourth anniversary of the date of grant.
(4)	The performance-based option will only vest if, within the time period commencing on July 24, 2021 and ending on June 30, 2025, specific product sale milestones are achieved as prescribed by the Compensation Committee.
(5)	The performance-based option will only vest if, within the time period commencing on June 16, 2021 and ending on June 30, 2025, specific product sales milestones are achieved as prescribed by the Compensation Committee.
(6)	These performance-based options will only vest upon meeting certain clinical development milestones.

Equity Compensation Plan Information

As of December 31, 2021, the number of stock options and restricted Common Stock outstanding under our equity compensation plans, the weighted average exercise price of outstanding stock options and restricted Common Stock and the number of securities remaining available for issuance were as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted common stock, warrants and rights (a)	Weighted average exercise price of outstanding options, restricted common stock, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	33,243,790	$2.04	10,515,448
Equity compensation plans not approved by security holders	0	$0.00	0
Total	33,243,790	$2.04	10,515,448

Employment Arrangements

The Company is currently a party to employment agreements with Wei-Wu He, Wei (Larry) Zhang, and Alexander Zukiwski. The terms of such agreements and the respective payments payable upon termination are set forth below.

Wei-Wu He, Ph.D., Chairman and CEO

Dr. He started as CEO on April 2, 2019 pursuant to the terms of an offer letter (the “Offer Letter”) from the Company, dated March 22, 2019. Under the terms of the Offer Letter, Dr. He was entitled to

•	an annual base salary of $568,000; and

•	an expatriate allowance consisting of tuition for pre-college age children (up to $120,000 per year) and a housing allowance for an apartment in Beijing.

Dr. He was also awarded a grant of options to purchase four million shares of the Common Stock at an exercise price of $2.85, the closing price on April 2, 2019, the grant date, vesting at the earlier of (i) the completion of a transformative event by the Company as determined in the discretion of the Compensation Committee or  (ii) the second anniversary of the date of grant, April 2, 2021.

On April 27, 2021, the Compensation Committee revised the annual compensation and benefits of Dr. He. Under the revised terms, effective the day after the Annual Meeting, Dr. He is entitled to:

•	an annual base salary of $100,000; and

•	continuation of a housing allowance for an apartment in Beijing, an allowance for tuition for pre-college age children, and Company paid health insurance.

Wei (Larry) Zhang, President

Effective September 1, 2018, CASI (Beijing) Pharmaceuticals, Inc., now known as CASI Pharmaceuticals (China) Co., Ltd., entered into a labor contract with Wei (Larry) Zhang, governed by the laws of the People’s Republic of China. The term of the agreement was set for three years, until August 31, 2021. The contract automatically terminated and was not renewed.

In July, 2021, the Compensation Committee approved changes to Mr. Zhang’s compensation, and which are not subject to a written labor contract with Mr. Zhang. The new terms provide for an increase in annual base salary of US$200,000, to a total annual base salary equivalent to US$437,094. Mr. Zhang was also entitled to an incentive bonus in the amount of RMB 1,500,000 contingent upon product sales reaching a specified level between January 1, 2021 and December 31, 2021. This incentive bonus amount was fully-earned by Mr. Zhang, and the U.S. dollar-equivalent amount of such bonus paid to Mr. Zhang was $232,439.

On July 24, 2021, Mr. Zhang was also awarded time-based stock options exercisable for 800,000 shares of Common Stock that vest and become exercisable over a four year period, with 25% vesting on the first anniversary of the date of grant and 25% vesting over each of the remaining three subsequent anniversaries of the grant date. In addition, the Board of Directors approved the grant of performance-based options covering 800,000 shares of Common Stock. The performance-based options will only vest if, within the time period commencing on July 24, 2021 and ending on June 30, 2025, specific product sale milestones are achieved as prescribed by the Compensation Committee. These options have an exercise price of $1.28 per share.

Under the current terms of his employment, Mr. Zhang is also entitled to a personal cash allowance up to 1,330,000 RMB per year and an allowance for children’s tuition and Company paid health insurance.

Alexander A. Zukiwski, MD, Executive Vice President and Chief Medical Officer

On April 3, 2017, the Company entered into an employment agreement with Alexander A. Zukiwski, MD. The term of the employment agreement is subject to automatic one-year extensions unless either party gives at least sixty days prior written notice not to extend. Subsequently, effective as of December 9, 2021, the Company and Dr. Zukiwski entered into a First Amendment to Employment Agreement in connection with his promotion to Executive Vice President.

Dr. Zukiwski’s employment agreement, as amended, provides for an annualized minimum base salary of $522,000, and his annual base salary was increased to $504,000 retroactive to August 16, 2021. Dr. Zukiwski was also allowed a $1,500 per month car allowance retroactive to August 16, 2021. Dr. Zukiwski shall be eligible to earn incentive compensation up to an aggregate of $500,000, subject to the Phase II study of CID-103 demonstrating a Proof of Principle that would support a decision to initiate a Phase III clinical trial.

If the Company terminates Dr. Zukiwski “without cause,” Dr. Zukiwski will receive a severance benefit equal to 12 months of salary, payable in accordance with the Company’s customary pay practices, a pro-rata portion of any incentive compensation he would have been entitled to for that year, and continued insurance coverage for up to 12 months. Dr. Zukiwski also may resign at any time for “good reason,” (which generally means any material diminution or change in salary, responsibilities or title; relocation to an office more than 50 miles from Company headquarters; failure to continue health benefits; a failure to pay deferred compensation due under any plan; or the failure to honor any material aspect of the employment agreement), by providing at least thirty days’ prior written notice. Resignation for “good reason” or non-extension of the term of his agreement will be deemed a termination without cause. In addition, if Dr. Zukiwski’s employment is terminated upon disability or death, Dr. Zukiwski or his estate will be entitled to receive a payment equal to six months’ salary plus a pro-rated amount of any incentive compensation he would have been entitled to for that year.

The employment agreement imposes confidentiality obligations and a 6-month non-compete (12 months in the event of a resignation for other than good reason) on Dr. Zukiwski following termination of employment.

On April 3, 2017, the Company entered into a change-in-control agreement with Dr. Zukiwski. See “Change-in-Control Severance Agreements” for information on change-in-control termination payments. These change-in-control severance payments will be made in lieu of the severance payments under the executive’s employment agreement.

Change-In-Control Severance Agreements

The Company currently is a party to a Change in Control Agreement with Alexander A. Zukiwski. The Company entered into a First Amendment to the Change in Control Agreement with Dr. Zukiwski effective December 9, 2021.

Dr. Zukiwski’s Change in Control Agreement, as amended, provides for certain benefits either upon an involuntary termination of employment, other than for cause, or resignation for “good reason,” upon a “Triggering Event.”

A Triggering Event includes a merger of the Company with and into an unaffiliated corporation if the Company is not the surviving corporation or the sale of all or substantially all of the Company’s assets. “Good reason” generally means any material diminution or change in salary, responsibilities or title; relocation to an office more than 50 miles from Company headquarters or office; a failure to continue health benefits; a failure to pay deferred compensation due under any plan; or the failure to honor any material aspect of the employment agreement.

The benefits to be received by Dr. Zukiwski, in the event his employment is terminated after a Triggering Event occurs, include: (i) receipt of a lump sum severance payment equal to Dr. Zukiwski’s then current annual salary and the average of the two prior year’s bonuses; (ii) pro rata current year bonus; (iii) continuation of life, health and disability benefits for twelve months after the termination of employment and (iv) in accordance with the terms of Dr. Zukiwski’s option agreement, all outstanding options would accelerate and become immediately exercisable.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the 1934 Securities and Exchange Act, as amended, requires the Company’s executive officers, directors and persons who beneficially own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Such executive officers, directors, and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all Section 16(a) reports filed by such reporting persons.

Based solely on our review of such forms furnished to the Company and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were timely made during fiscal 2021.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Any member of the Board of Directors who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction.

Juventas. As previously disclosed, on July 1, 2019, the Company entered into a one-year equipment lease with Juventas in the amount of RMB 80,000 ($15,000) a month, which is classified as an operating lease. Transactions with Juventas are considered to be related party transactions as the Company’s CEO and Chairman is the chairman and one of the founding shareholders of Juventas. The lease was renewed in July 2020 and June 2021 with the same monthly lease income. During the year ended December 31, 2021, the Company recognized lease income of $148,000.

BioCheck. In June 2019, the Company entered into a one-year agreement primarily for the sublease of certain office and lab space with BioCheck Inc. (“BioCheck”) in the amount of $60,000 ($5,000 a month), which is classified as an operating lease. Transactions with BioCheck are considered to be related party transactions as Dr. Wei-Wu He, the Company’s Chairman and CEO, is also the Chairman of BioCheck. Transactions with Emerging Technology Partners, LLC (“ETP”), the parent of BioCheck and a more than 5% shareholder of the Company, are also considered to be related party transactions as Dr. Wei-Wu He, the Company’s CEO and Chairman, is also the founder and managing partner of ETP.

Because the Company required additional office space, in January 2020, the agreement was amended for annualized rents in the amount of $144,000 ($12,000 a month) with a stipulation that the new rent was retroactive to October 1, 2019. The lease expired on June 9, 2021 and was not renewed. During the year ended December 31, 2021 and 2020, the Company recognized rent expense of $60,000 and $144,000, respectively.

March 2021 Underwritten Public Offering Transactions. On March 24, 2021, the Company closed an underwritten public offering of 15,853,658 shares of the Company’s common stock (the “Offering”) at a price to the public of $2.05 per share. The gross proceeds to CASI from the Offering were $32.5 million before deducting the underwriting discounts and commissions and offering expenses payable by CASI.

ETP BioHealth III Fund L.P. (“ETP BioHealth”), in which CASI’s Chairman and CEO is the founder and managing partner of ETP BioHealth’s general partner (ETP), purchased shares of common stock in the Offering at the public offering price and on the same terms as the other purchasers in the Offering. ETP BioHealth purchased 3,000,000 shares at the public offering price of $2.05 per share for a total of $6.15 million.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG Huazhen LLP (“KPMG”), as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 (“fiscal 2022”). KPMG was appointed the Company’s independent registered public accounting firm on January 24, 2019, and the Company is in the process of engaging KPMG for fiscal 2022. KPMG has no direct or indirect financial interest in the Company.

On January 24, 2019, our Audit Committee engaged KPMG as the independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ended December 31, 2018. The Company did not, nor did anyone on its behalf, consult KPMG during the Company’s two most recent fiscal years and any subsequent interim period prior to the Company’s engagement of KPMG regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Representatives of KPMG are not expected to be present at the Annual Meeting and thus will not be available to respond to questions from stockholders.

Although the Company is not required to submit the ratification of the selection of its independent registered public accounting firm to a vote of stockholders, the Audit Committee believes that it is good corporate governance and sound policy to do so. If the stockholders fail to ratify the appointment of KPMG, the Audit Committee will reconsider whether or not to retain the firm. If the selection of independent registered public accounting firm is ratified, the Audit Committee, in its discretion, may nevertheless select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its stockholders.

Vote Required

The affirmative vote of a majority of the total votes cast by the stockholders present at the meeting, in person or by proxy, and entitled to vote on this proposal is necessary for approval of the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the current year. If you submit a proxy without direction as to a vote on this matter, the proxy will be voted “FOR” this proposal. Abstentions will have the effect of a vote against this proposal.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF KPMG HUAZHEN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2022.

MATTERS CONCERNING OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table presents aggregate fees for professional services rendered by KPMG for the years ended December 31, 2021 and 2020.

KPMG

	2021	2020
Audit fees	$774,795	$747,579
Audit-related fees	$—	$—
Tax fees	$—	$—
All Other Fees	$—	$—
Total	$774,795	$747,579

Services rendered by KPMG (for fiscal years 2021 and 2020) in connection with fees presented above were as follows:

Audit Fees

The Company incurred from KPMG audit fees of $774,795 in fiscal year 2021, covering professional services rendered for (1) the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and (2) the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of 2021.

The Company incurred from KPMG audit fees of $747,579 in fiscal year 2020, covering professional services rendered for (1) the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and (2) the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q for the first three quarters of 2020.

Audit-Related Fees

The Company did not incur audit-related fees in fiscal years 2021 or 2020.

Tax Fees

The Company did not incur any tax fees in fiscal year 2021 or 2020 from KPMG.

All Other Fees

The Company did not incur any other fees in fiscal years 2021 or 2020 from KPMG.

The Audit Committee pre-approves all audit services provided by our independent registered public accounting firm in accordance with the Audit Committee’s pre-approval policy for audit services.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors of the Company has appointed an Audit Committee composed of three directors, Mr. Huang (chairman), Mr. Salisbury and Dr. Wu, each of whom is independent under Nasdaq listing standards, as applicable and as may be modified or supplemented.

The Board of Directors has adopted a written charter for the Audit Committee. A copy of that Charter is available on our website at www.casipharmaceuticals.com. The Audit Committee’s job is one of oversight as set forth in its Charter. It is not the duty of the Audit Committee to prepare the Company’s financial statements, to plan or conduct audits, or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. The Company’s management is responsible for preparing the Company’s financial statements and for maintaining internal control. The independent registered public accounting firm is responsible for performing independent audits of the Company’s financial statements.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements with management and with KPMG Huazhen LLP, the Company’s independent registered public accounting firm for 2021.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, as needed, to discuss the results of their audits and reviews, their consideration of the Company’s internal controls, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

The Audit Committee has reviewed and discussed with KPMG Huazhen LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.

The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG Huazhen LLP required by applicable requirements of the PCAOB regarding KPMG Huazhen LLP’s communications with the Audit Committee concerning independence and has discussed with KPMG Huazhen LLP its independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

By the Audit Committee:

James Huang, Chairman
Franklin C. Salisbury, Jr.
Y. Alexander Wu, Ph.D

PROPOSAL 3

APPROVAL OF THE REVERSE STOCK SPLIT PROPOSAL

On March 10, 2022 and April 1, 2022, our Board of Directors unanimously adopted resolutions approving, declaring advisable and recommending to our stockholders for their approval an amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split of our outstanding Common Stock and treasury shares, with a ratio in the range of 1-for-2 and 1-for-20, such ratio to be determined by our Board of Directors in its discretion but in no event later than one-year anniversary of the Annual Meeting, with respect to the issued and outstanding Common Stock (the “Reverse Stock Split”). The Reverse Stock Split will also affect outstanding options and the number of shares of Common Stock reserved for issuance under our equity plans, as described in “—Effect on Equity Compensation Plans and Outstanding Options” below, and will also affect outstanding warrants, as described in “—Effect on Outstanding Warrants”.

Approval of this Proposal 3 will grant our Board of Directors the authority, without further action by the stockholders, to carry out the Reverse Stock Split any time on or before the one-year anniversary of the Annual Meeting, with the exact exchange ratio and timing to be determined at the discretion of our Board of Directors and set forth in a public announcement. Even if our stockholders approve this proposal, our Board of Directors may determine in its discretion not to effect the Reverse Stock Split and to abandon the Amendment to implement the Reverse Stock Split prior to the time the Amendment is filed and becomes effective. In addition, our Board of Directors may determine to effect the Reverse Stock Split even if the trading price of our Common Stock is at or above $1.00 per share.

If approved, this proposal would approve the Amendment set forth in Appendix A. The text of the proposed Amendment to effect the Reverse Stock Split is subject to revision to include such changes as may be required by the Secretary of State of the State of Delaware and as our Board of Directors deems necessary and advisable to effect the proposed Amendment. Stockholders are urged to carefully read Appendix A.

Background

Our Common Stock is currently listed on The Nasdaq Capital Market under the symbol “CASI.” The continued listing requirements of The Nasdaq Capital Market provide, among other things, that our Common Stock must maintain a closing bid price in excess of $1.00 per share. On December 30, 2021, we received written notice from Nasdaq indicating that we were not in compliance with the $1.00 minimum bid price requirement for continued listing on The Nasdaq Capital Market, as set forth in Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), we were provided a period of 180 calendar days, or until June 28, 2022, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of our Common Stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days during this 180-day period. If we fail to achieve compliance, our Common Stock may be delisted.

Our Board of Directors determined that the continued listing of our Common Stock on The Nasdaq Capital Market is beneficial for our stockholders. The delisting of our Common Stock from The Nasdaq Capital Market would likely have very serious consequences for the Company and our stockholders. If our Common Stock is delisted from The Nasdaq Capital Market, our Board of Directors believes that the trading market for our Common Stock could become significantly less liquid, which could reduce the trading price of our Common Stock and increase the transaction costs of trading in shares of our Common Stock.

The purpose of the Reverse Stock Split is to decrease the total number of shares of Common Stock outstanding and proportionately increase the market price of the Common Stock in order to meet the continuing listing requirements of The Nasdaq Capital Market. Our Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our Common Stock and improve the likelihood that we will be allowed to maintain our continued listing on The Nasdaq Capital Market. Accordingly, our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our Common Stock meets the continued listing requirements of The Nasdaq Capital Market.

The Reverse Stock Split will affect outstanding options, as described below in “—Effect on Equity Compensation Plans and Outstanding Options”, and also will affect outstanding warrants, as described below in “—Effect on Outstanding Warrants”.

Approval of this Proposal 3 will grant our Board of Directors the authority, without further action by the stockholders, to carry out the Reverse Stock Split any time on or before the one-year anniversary of the Annual Meeting, with the exact exchange ratio and timing to be determined at the discretion of our Board of Directors.

Even if our stockholders approve this proposal, our Board of Directors may determine in its discretion not to effect the Reverse Stock Split and to abandon the Amendment to effect the Reverse Stock Split prior to the time the Amendment is filed and becomes effective.

Effective Time

If the Reverse Stock Split Proposal is approved and our Board of Directors determines to effect the Reverse Stock Split, we will file the proposed Amendment with the Secretary of State of the State of Delaware. The Reverse Stock Split will become effective at the time the Amendment is filed with the Secretary of State of Delaware and becomes effective, with the exact timing to be determined at the discretion of our board of directors.

If the Reverse Stock Split Proposal is approved, no further action on the part of stockholders would be required to either effect or abandon the Reverse Stock Split. If our Board of Directors does not implement the Reverse Stock Split on or before the one-year anniversary of the Annual Meeting, the authority granted in this Proposal 3 to implement the Reverse Stock Split will terminate and the Amendment to effect the Reverse Stock Split will be abandoned. Our Board of Directors reserves its right to elect not to proceed and abandon the Reverse Stock Split if it determines, in its sole discretion, that this proposal is no longer in the best interests of our stockholders.

Reasons for the Reverse Stock Split

The principal purpose of the Reverse Stock Split is to decrease the total number of shares of Common Stock outstanding and proportionately increase the market price of the Common Stock in order to meet the continuing listing requirements of The Nasdaq Capital Market. Accordingly, our Board of Directors approved the Reverse Stock Split Proposal in order to help ensure that the share price of our Common Stock meets the continued listing requirements of The Nasdaq Capital Market. Our Board of Directors intends to effect the Reverse Stock Split only if it believes that a decrease in the number of shares outstanding is in the best interests of the Company and our stockholders and is likely to improve the trading price of our Common Stock and improve the likelihood that we will be allowed to maintain our continued listing on The Nasdaq Capital Market. Our Board of Directors may determine to effect the Reverse Stock Split even if the trading price of our Common Stock is at or above $1.00 per share.

Board Discretion to Implement the Reverse Stock Split

Our Board of Directors believes that stockholder approval of a range of Reverse Stock Split ratios (rather than a single exchange ratio) is in the best interests of our stockholders because it provides the Board of Directors with the flexibility to achieve the desired results of the Reverse Stock Split and because it is not possible to predict market conditions at the time the Reverse Stock Split would be implemented. If stockholders approve this proposal, our Board of Directors would carry out a reverse stock split only upon the Board of Directors’ determination that a reverse stock split would be in the best interests of our stockholders at that time. Our Board of Directors would then set the ratio for the Reverse Stock Split within the range approved by stockholders and in an amount it determines is advisable and in the best interests of the stockholders considering relevant market conditions at the time the Reverse Stock Split is to be implemented. In determining the Reverse Stock Split ratio, following receipt of stockholder approval, our Board of Directors may consider numerous factors including:

•	the historical and projected performance of our Common Stock;

•	general economic and other related conditions prevailing in our industry and in the marketplace;

•	the projected impact of the Reverse Stock Split ratio on trading liquidity in our Common Stock and our ability to maintain continued listing on The Nasdaq Capital Market;

•	our capitalization (including the number of shares of Common Stock issued and outstanding);

•	the then-prevailing trading price for our Common Stock and the volume level thereof; and

•	the potential devaluation of our market capitalization as a result of the Reverse Stock Split.

Our Board of Directors intends to select a reverse stock split ratio that it believes would be most likely to achieve the anticipated benefits of the Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

Before voting on this proposal, stockholders should consider the following risks associated with effecting the Reverse Stock Split:

•	As noted above, the principal purpose of the Reverse Stock Split is to increase the market price of our Common Stock in order to improve the likelihood that we will be allowed to maintain our continued listing on The Nasdaq Capital Market. However, the Reverse Stock Split, if effected, may not increase the market price of our Common Stock in proportion to the reduction in the number of shares of our Common Stock outstanding, or at all. If the proposed Reverse Stock Split does result in an increase in the market price of our Common Stock, the increase may not be long-term or permanent. The market price of our Common Stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future growth and other factors detailed from time to time in the reports we file with the SEC. We cannot predict the effect that the Reverse Stock Split may have upon the market price of our Common Stock with any certainty, and the history of similar reverse stock splits for companies in similar circumstances to ours is varied. The total market capitalization of our Common Stock after the proposed Reverse Stock Split may be lower than the total market capitalization before the proposed Reverse Stock Split and, in the future, the market price of our Common Stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the proposed Reverse Stock Split.

•	Even if our stockholders approve the Reverse Stock Split and the Reverse Stock Split is effected, there can be no assurance that we will continue to meet the continued listing requirements of The Nasdaq Capital Market.

•	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

•	Although our Board of Directors believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of Common Stock could encourage interest in our Common Stock and possibly promote greater liquidity for stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and effected with respect to the issued and outstanding Common Stock, each holder of Common Stock outstanding immediately prior to the effectiveness of the Reverse Stock Split will own a reduced number of shares of Common Stock upon effectiveness of the Reverse Stock Split. The Reverse Stock Split would be effected simultaneously for all outstanding shares of Common Stock at the same exchange ratio. Except for adjustments that may result from the treatment of fractional shares (as described below), the Reverse Stock Split would affect all stockholders uniformly and would not change any stockholder’s percentage ownership interest in the Company. The relative voting rights and other rights and preferences that accompany the shares of Common Stock will not be affected by the Reverse Stock Split. Shares of Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and nonassessable.

The Reverse Stock Split will not affect the number of authorized shares of Common Stock, which will remain at 250,000,000 shares. Although the Reverse Stock Split will not, by itself, have any immediate dilutive effect on stockholders, the proportion of shares owned by stockholders relative to the number of shares authorized for issuance will decrease because the number of authorized shares of Common Stock would remain unchanged. As a result, additional authorized shares of Common Stock would become available for issuance at such times and for such purposes as the Board of Directors may deem advisable without further action by stockholders, except as required by applicable law or stock exchange rules. To the extent that additional authorized shares of Common Stock are issued in the future, such shares could be dilutive to existing stockholders of the Company by decreasing such stockholders’ percentage of equity ownership in the Company. See “—Potential Anti-Takeover Effect” below for more information on potential anti-takeover effects of the Reverse Stock Split.

The Reverse Stock Split will have no effect on the number of our authorized shares of preferred stock or the par value of the Company’s authorized preferred stock.

Effect on Equity Compensation Plans and Outstanding Options

If the Reverse Stock Split is approved and effected, the total number of shares of Common Stock reserved for issuance under our 2011 Long-Term Incentive Plan and our 2021 Long-Term Incentive Plan (collectively, the “Plans”) would be reduced in proportion to the ratio selected by our Board of Directors. As of April 1, 2022, there were a total of 32,491,790 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Plans, and 10,575,448 shares of Common Stock remained available for future awards under our 2021 Long-Term Incentive Plan. Following the Reverse Stock Split, if any, such reserve would be reduced to between approximately 16,245,895 and approximately 1,624,589 shares reserved for issuance upon the exercise of stock options under the Plans, and between approximately 5,287,724 and approximately 528,772 shares would be available for future awards under our 2021 Long-Term Incentive Plan.

Under the terms of our outstanding equity awards and options, the Reverse Stock Split would adjust and proportionately reduce the number of shares of Common Stock issuable upon exercise or vesting of such awards and options in the same ratio of the Reverse Stock Split and, correspondingly, would proportionately increase the exercise or purchase price, if any, of all such awards and options. The number of shares of Common Stock issuable upon exercise or vesting of outstanding equity awards and options and the exercise or purchase price related thereto, if any, would be equitably adjusted in accordance with the terms of the Plans, which may include rounding the number of shares of Common Stock issuable down to the nearest whole share.

Effect on Outstanding Warrants

The Reverse Stock Split would effect a reduction in the number of shares of Common Stock issuable upon the exercise of our outstanding warrants in proportion to the applicable split ratio. The exercise price of outstanding warrants would also be subject to a corresponding increase in proportion to the applicable split ratio.

Impact of the Reverse Stock Split

The following table contains approximate information relating to our Common Stock immediately following the Reverse Stock Split under certain possible exchange ratios, based on share information as of April 1, 2022, without giving effect to the treatment of fractional shares.

	April 1, 2022	1-for-2	1-for-10	1-for-20
Number of authorized shares of Common Stock	250,000,000	250,000,000	250,000,000	250,000,000
Number of outstanding shares of Common Stock	136,062,495	68,031,247	13,606,249	6,803,124
Number of shares of Common Stock reserved for issuance upon exercise of outstanding stock options	32,491,790	16,245,895	3,249,179	1,624,589
Number of other shares of Common Stock reserved primarily for issuance in connection with future awards under our equity incentive plans	10,575,448	5,287,724	1,057,544	528,772
Number of shares of Common Stock reserved for issuance pursuant to outstanding warrants	6,172,832	3,086,416	617,283	308,641
Number of shares of Common Stock held as treasury shares	1,273,292	636,646	127,329	63,664
Number of authorized and unreserved shares of Common Stock not outstanding (and excluding treasury shares)	63,424,143	156,712,072	231,342,416	240,671,210

Potential Anti-Takeover Effect

An additional effect of the Reverse Stock Split would be to increase the relative amount of authorized but unissued shares of Common Stock, which may, under certain circumstances, be construed as having an anti-takeover effect. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other change in control transaction). In addition, our Amended and Restated Certificate of Incorporation and our Bylaws include provisions that may have an anti-takeover effect. These provisions, among things, permit our Board of Directors to issue preferred stock with rights senior to those of the Common Stock without any further vote or action by the stockholders, provide that special meetings of stockholders may only be called by our Board of Directors and some of our officers, and do not provide for cumulative voting rights, which could make it more difficult for stockholders to effect certain corporate actions and may delay or discourage a change in control.

Our Board of Directors is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split Proposal is not part of any plan by our Board of Directors to recommend or implement a series of anti-takeover measures.

Accounting Matters

The Reverse Stock Split will not affect the par value per share of Common Stock, which will remain unchanged at $0.01 per share. As a result of the Reverse Stock Split, at the effective time, the stated capital on our balance sheet attributable to the Common Stock, which consists of the par value per share of the Common Stock multiplied by the aggregate number of shares of the Common Stock issued and outstanding, will be reduced in proportion to the ratio of the Reverse Stock Split. Correspondingly, the additional paid-in capital account, which consists of the difference between the stated capital and the aggregate amount paid upon issuance of all currently outstanding shares of Common Stock, will be credited with the amount by which the stated capital is reduced. The stockholders’ equity, in the aggregate, will remain unchanged. In addition, the per share net income or loss of Common Stock, for all periods, will be restated because there will be fewer outstanding shares of Common Stock.

Mechanics of the Reverse Stock Split

Effect on Registered “Book-Entry” Holders of Common Stock

Holders of Common Stock may hold some or all of their Common Stock electronically in book-entry form (“street name”) under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts. If you hold registered Common Stock in book-entry form, you do not need to take any action to receive your post-split shares, if applicable.

Fractional Shares

We would not issue fractional shares in connection with the Reverse Stock Split. Instead, any fractional share resulting from the Reverse Stock Split because the stockholder owns a number of shares not evenly divisible by the ratio would instead receive cash. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the Reverse Stock Split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Dissenters’ or Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to any dissenters’ or appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to stockholders that hold their shares of Common Stock as capital assets for U.S. federal income tax purposes. This summary is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), administrative rulings and judicial decisions, all as in effect as of the date hereof, and all of which are subject to change and differing interpretations, possibly with retroactive effect. Changes in these authorities or their interpretation may result in the U.S. federal income tax consequences of the Reverse Stock Split differing substantially from the consequences summarized below.

This summary is for general information purposes only and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) persons subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use the mark-to-market method of accounting; (viii) persons whose “functional currency” is not the U.S. dollar; (ix) persons holding our Common Stock in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquired our Common Stock in connection with employment or the performance of services; (xii) retirement plans; (xiii) persons who are not U.S. stockholders (as defined below); or (xiv) certain former citizens or long-term residents of the United States.

In addition, this summary of certain U.S. federal income tax consequences does not address the tax consequences arising under the laws of any U.S., state or local, or non-U.S. jurisdiction or any U.S. federal tax consequences other than U.S. federal income taxation (such as U.S. federal estate and gift tax consequences). If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the tax consequences to them of the Reverse Stock Split.

We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (the “IRS”), regarding the U.S. federal income tax consequences of the Reverse Stock Split, and there can be no assurance that the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge.

EACH STOCKHOLDER SHOULD CONSULT ITS TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

This summary addresses only stockholders that are U.S. stockholders. For purposes of this discussion, a “U.S. stockholder” is any beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (i) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Reverse Stock Split to U.S. Stockholders

The Reverse Stock Split is intended to qualify as a “recapitalization” and a “reorganization” for U.S. federal income tax purposes. Assuming the Reverse Stock Split qualifies as a reorganization, and except as described below with respect to a U.S. stockholder who receives cash in lieu of fractional shares, a U.S. stockholder generally should not recognize gain or loss as a result of the Reverse Stock Split. A U.S. stockholder’s aggregate tax basis in the shares of the Common Stock received pursuant to the Reverse Stock Split should equal the U.S. stockholder’s aggregate tax basis in the shares of the Common Stock surrendered (excluding any portion of such basis that is allocated to any fractional share of our Common Stock), and such U.S. stockholder’s holding period in the shares of the Common Stock received should include the holding period of the shares of the Common Stock surrendered. The Regulations provide detailed rules for allocating the tax basis and holding period of shares of Common Stock surrendered pursuant to the Reverse Stock Split to shares of Common Stock received pursuant to the Reverse Stock Split. U.S. stockholders holding shares of Common Stock that were acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. stockholder who receives cash in lieu of a fractional share of Common Stock should be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A U.S. stockholder who receives cash in lieu of a fractional share in the Reverse Stock Split should recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the portion of the U.S. stockholder’s adjusted tax basis allocable to the fractional share. The capital gain or loss generally should be a long term capital gain or loss if the U.S. stockholder’s holding period for such Common Stock being exchanged exceeds one year at the effective time of the Reverse Stock Split. The deductibility of the net capital losses is subject to limitations. U.S. stockholders should consult their tax advisors regarding the tax effects to them of receiving cash in lieu of fractional shares based on their particular circumstances.

Information Reporting and Backup Withholding

A U.S. stockholder generally will be subject to information reporting with respect to any cash received in exchange for a fractional share of Common Stock. U.S. stockholders who are subject to information reporting and who do not provide a correct taxpayer identification number and other required information (such as by timely submitting a properly completed IRS Form W-9) may also be subject to backup withholding (at the current applicable rate of 24%). Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the U.S. stockholder’s U.S. federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

Vote Required

This Proposal Three must receive a “For” vote from the holders of a majority of the Company’s outstanding shares of Common Stock. Abstentions will have the same effect as a vote “Against” this Proposal 3.

Board of Directors Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE REVERSE STOCK SPLIT.

GENERAL

Management of the Company does not know of any matters other than those stated in this Proxy Statement that are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such other matters in accordance with the judgment of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will bear the cost of preparing, printing, assembling, and mailing the proxy, this Proxy Statement and other material that may be sent to stockholders in connection with this solicitation. It is contemplated that brokerage houses will forward the proxy materials to beneficial owners at the request of the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit proxies by telephone without additional compensation. The Company has retained Georgeson, Inc. to assist in the solicitation of proxies, and we will pay Georgeson approximately $10,000 plus out-of-pocket expenses.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (without exhibits), is being forwarded to each shareholder with this proxy statement. This Proxy Statement and our Annual Report are also available for reviewing, printing and downloading at www.casipharmaceuticals.com. The exhibits to the 10-K, which are listed on the Exhibit Index in Part IV of the Annual Report on Form 10-K, are available upon written request to the Company and upon payment of the nominal fees associated with copying and mailing such exhibits. All such requests should be directed to Investor Relations, CASI Pharmaceuticals, Inc., 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850.

STOCKHOLDER PROPOSALS

The Annual Meeting of stockholders for the fiscal year ending December 31, 2022 is expected to be held in June 2023 (the “Next Annual Meeting”). Pursuant to the proxy rules, all proposals intended to be presented at the Next Annual Meeting must be received at the Company’s executive offices, which are located at 9620 Medical Center Drive, Suite 300, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than December 26, 2022 to receive consideration for inclusion in the Proxy Statement and form of proxy related to that meeting.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the Next Annual Meeting must notify the Company in writing of the information required by our Bylaws dealing with stockholder proposals. The notice must be delivered to the Company’s Secretary not later than the close of business on February 24, 2023, nor earlier than January 25, 2023. As to all such matters which the Company does not have notice on or prior to that date, discretionary authority to vote on such proposal shall be granted to the persons designated in the Company’s proxy related to the Next Annual Meeting.

* * *

By Order of the Board of Directors,
/s/ Wei-Wu He
Dr. Wei-Wu He
Chairman and CEO

APPENDIX A

Form of Certificate of Amendment

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CASI PHARMACEUTICALS, INC.

        CASI Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

        FIRST: That the Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware this Certificate of Amendment of Amended and Restated Certificate of Incorporation (this “Certificate of Amendment”) to combine each [TWO (2) UP THROUGH TWENTY (20)] outstanding shares of the Corporation’s Common Stock, par value $0.01 per share, into one share of Common Stock, par value $0.01 per share; and (ii) declaring this Certificate of Amendment to be advisable and recommended for approval by the stockholders of the Corporation.

        SECOND: That this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors and stockholders of the Corporation.

        THIRD: That the capital of the Corporation shall not be reduced under or by reason of this Certificate of Amendment.

        FOURTH: That upon the effectiveness of this Certificate of Amendment, the first paragraph of Article FOURTH of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety such that, as amended, said paragraph shall read in its entirety as follows:

“The total number of shares of capital stock which the Corporation is authorized to issue is 255,000,000 shares divided into two classes as follows:

(A) Common Stock. 250,000,000 shares of common stock, $.01 par value per share (“Common Stock”), the holder of which shall be entitled to one vote for each share on all matters required or permitted to be voted on by stockholders of the Corporation, and

(B)  Preferred Stock. 5,000,000 shares of preferred stock, $1.00 par value per share (“Preferred Stock”).

Immediately upon the filing of this Certificate of Amendment, each [TWO (2) UP THROUGH TWENTY (20)] shares of Common Stock issued and outstanding at such time shall be combined into one share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued upon the Reverse Stock Split. All shares of Common Stock (including fractions thereof) issuable upon the Reverse Stock Split to a given holder shall be aggregated for purposes of determining whether the Reverse Stock Split would result in the issuance of any fractional share. If, after the aforementioned aggregation, the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fraction multiplied by the fair market value per share of the Common Stock as determined in a reasonable manner by the Board of Directors. Upon surrender by a holder of a certificate or certificates for Common Stock (including, for this purpose, a holder of shares of Common Stock issuable upon conversion of Preferred Stock), duly endorsed, at the office of the Corporation (or, if lost, an acceptable affidavit of loss is delivered to the Corporation), the Corporation shall, as soon as practicable thereafter, issue and deliver to such holder, or to the nominee or assignee of such holder, a new certificate or certificates for the number of shares of Common Stock that such holder shall be entitled to following the Reverse Stock Split.”

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Amended and Restated Certificate of Incorporation to be executed by Wei-Wu He, its Chief Executive Officer, this                        day of                                    , 2022.

CASI PHARMACEUTICALS, INC.
By:
Name:	Wei-Wu He
Title:	Chief Executive Officer

33

ANNUAL MEETING OF STOCKHOLDERS OF CASI PHARMACEUTICALS, INC. May 25, 2022 GO GREEN e - Consent makes it easy to go paperless . With e - Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste . Enroll today via www . astfinancial . com to enjoy online access . IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2022. You may obtain a copy of the related proxy statement, the accompanying Notice of Annual Meeting of Stockholders, and the form of proxy card without charge by visiting www.casipharmaceuticals.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above . Please note that changes to the registered name(s) on the account may not be submitted via this method . Signature of Stockholder Date : 2 . Ratification of the appointment of KPMG Huazhen LLP as our independent registered public accounting firm for the fiscal year ending December 31 , 2022 . 3 . Approval of the proposal to authorize the Board of Directors, in its discretion but no later than the one - year anniversary of the 2022 Annual Meeting of Stockholders, to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock and treasury shares, at a ratio in the range of 1 - for - 2 to 1 - for - 20 , such ratio to be determined by the Board of Directors and included in a public announcement . The shares of Common Stock represented by this proxy will be voted as directed . If no contrary instruction is given, the shares of Common Stock will be voted for the election of each director nominee, for the ratification of the appointment of KPMG Huazhen LLP as the independent registered public accounting firm of the Company for fiscal year 2022 , and to amend our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock and treasury shares, at a ratio in the range of 1 - for - 2 to 1 - for - 20 , such ratio to be determined by the Board of Directors and included in a public announcement . In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof . Attendance of the undersigned at the meeting or at any adjournment or postponement thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Corporate Secretary of CASI Pharmaceuticals, Inc . or shall vote in person at the meeting . THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CASI PHARMACEUTICALS, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x P . lease d . etach and ma . il i . n t . he enve . lop . e . provid . ed . . . 052522 FOR AGAINST ABSTAIN INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 1. Election of Directors: FOR ALL EXCEPT (See instructions below) NOMINEES: FOR ALL NOMINEES O Quan Zhou Ph.D. – Term Expiring 2025 O James Huang – Term Expiring 2025 WITHHOLD AUTHORITY FOR ALL NOMINEES 20230300000000000000 4

0 14475 CASI PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Rui Zhang and Alexander Zukiwski, MD and each of them as proxy (each of whom shall have full power of substitution) to represent the undersigned at the Annual Meeting of Stockholders to be held at the Hilton Garden Inn, 14975 Shady Grove Rd . , Rockville, MD 20850 on Wednesday, May 25 , 2022 at 9 : 00 a . m . and at any adjournment or postponement thereof, and to vote the shares of common stock the undersigned would be entitled to vote if personally present, as indicated on the reverse . (Continued and to be signed on the reverse side) 1 . 1